SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     -----------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: July 8, 1999

                            CONSOLIDATED EDISON, INC.
               (Exact name of registrant as specified in charter)


                  New York             1-14514           13-3965100
               (State of            (Commission       (I.R.S. Employer
               incorporation)        File Number)     Identification No.)



                    4 Irving Place, New York, New York 10003
                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 460-3900

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                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.     OTHER EVENTS

      On July 8, 1999, pursuant to an Agreement and Plan of Merger, dated May 10, 1998, among Orange and Rockland Utilities, Inc. ("O&R"), Consolidated Edison, Inc. ("CEI") and C Acquisition Corp. ("Merger Subsidiary"), Merger Subsidiary merged with and into O&R. Upon consummation of the merger, O&R as the surviving corporation became a wholly-owned subsidiary of CEI and each of the 13,529,931 shares of O&R's Common Stock, par value $5.00 per share outstanding immediately prior to the merger (the "Old Common Stock") was converted into the right to receive $58.50 in cash, without interest (the "Merger Consideration").

      The Bank of New York is the paying agent for the Merger Consideration. The Bank is mailing to each holder of record of Old Common Stock the Letter of Transmittal and related instructions to be used by the holder to surrender Old Common Stock in exchange for the Merger Consideration.

     CEI intends to use short-term borrowing to pay the aggregate Merger Consideration of approximately $791.5 million, and plans to repay the short-term borrowing with dividends from Consolidated Edison Company of New York, Inc. ("Con Edison") and O&R the source of which will be net proceeds of generating plant sales. In the event that Con Edison instead uses net proceeds of generating plant sales to invest in "like-kind" property (the intended effect of which would be to defer federal income tax on the gain from the sales), CEI expects that Con Edison would pay dividends to CEI using funds borrowed against the property acquired. For additional information, see "PSC Settlement Agreement
- Generation Divestiture," and "Sources of Liquidity - Acquisition" in Item 7 of CEI's Annual Report on Form 10-K for the year ended December 31, 1998 and CEI's Form 8-K, dated June 25, 1999.

     This discussion includes forward-looking statements, which are statements of future expectation and not facts. Words such as "intends," "plans", "expects" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in laws, regulations, regulatory policies or public policy doctrines and other presently unknown or unforeseen factors.



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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CONSOLIDATED EDISON, INC.

                              By:       HYMAN SCHOENBLUM
                                        HYMAN SCHOENBLUM
                                 Vice President and Controller

DATE:  July 9, 1999